Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

LRAD International Corporation
(Incorporated in the State of Delaware)

Genasys II Spain, S.A.U.
(Organized under the laws of Spain)

Genasys America de CV
(Organized under the laws of Mexico)

Genasys Communications Canada ULC
(Organized under the laws of British Columbia, Canada)

Genasys Singapore PTE Ltd
(Organized under the laws of Singapore)